EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated April 11, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 570 (Birinyi Equity Select Trust, Series 12, Focus Value Portfolio, Series 19, Enhanced Index Strategies Portfolio 2006-2 and Strategic Growth Large-Cap Portfolio 2006-2 ) as of April 11, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."


                                                              Grant Thornton LLP

New York, New York
April 11, 2006